Exhibit 10.1

SEVERANCE AND RELEASE AGREEMENT

This SEVERANCE AND RELEASE AGREEMENT (the “Agreement”) is hereby made and entered into this 6th day of December, 2019, by and between ITERIS, INC. (the “Company”) and ANDREW SCHMIDT (“Executive”) (the Company and Executive, together, the “Parties”).

1.       Termination Executive’s employment with the Company pursuant to the Employment Agreement dated March 9, 2015, as amended by Amendment 1 to Employment Agreement dated June 12, 2017 (the “Employment Agreement”) will terminate effective as of December 6th, 2019 (the “Termination Date”). Executive will be paid his base salary through the Termination Date and any accrued but unused vacation earned through the Termination Date, and will also be reimbursed for any approved business expenses that Executive has timely submitted for reimbursement in accordance with the Company’s business expense reimbursement policy or practice. Except as set out in this Agreement, as provided by the specific terms of a benefit plan or as required by law, all employee benefits will end on the Termination Date. Executive hereby acknowledges that upon receipt of his final paycheck, he will have been paid all compensation due and owing to him through the Termination Date for labor and services performed for the Company’s benefit. Executive agrees that as of the Termination Date, he will no longer hold a position within the Company and/or its subsidiaries, including any signature authority or power of attorney with respect to the Company, its subsidiaries and officers and directors.

2.       Severance Benefits. If Executive signs and does not revoke this Agreement as provided in Section 19 below, the Company will provide Executive with the following payments and benefits collectively referred to in this Agreement as the “Severance Benefits”:

(a)               Severance Pay. Pursuant to the Employment Agreement, the Company will provide Executive an amount in the aggregate equal to Executive’s annual Base Salary in effect as of the Termination Date (the “Severance Pay”). The Severance Pay will be paid (less applicable federal, state and local payroll taxes, and other withholdings required by law or authorized by Executive) in equal installments on the Company’s normal payroll dates for the twelve (12) month period following the Effective Date (as defined in Section 19 below) in accordance with the usual payroll practices of the Company. Each payment of the Severance Pay shall be treated as a separate payment for purposes of Section 409A of the Internal Revenue Code, as amended (the “Code”), and the regulations issued thereunder (“Section 409A”).

(b)               COBRA Reimbursement. Pursuant to the Employment Agreement, provided that Executive properly and timely elects to continue his health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act ( “COBRA”) after the Termination Date, and the Company receives from Executive a copy of such election and proof of Executive’s timely payment of each COBRA premium, the Company will promptly reimburse Executive for the amount of each such premium paid by Executive for a period of twelve (12) months following the Termination Date or until Executive becomes eligible for insurance benefits from another employer, whichever is earlier. Executive agrees to notify the Company immediately if he becomes covered by another group health plan. Executive may thereafter have the right to continue his health insurance coverage under COBRA entirely at his own expense for the remaining part of the legally-required continuation period, if any. Notwithstanding the foregoing, the Company has the right to discontinue the payment of reimbursements for premiums and to pay Executive a lump sum amount equal to the current COBRA premium times the number of months remaining in the reimbursement period if the Company determines that continued reimbursement of the COBRA premiums is discriminatory under Sections 105(h) and 9815(a)(1) of the Internal Revenue Code.

Separation and Release Agreement

(c)               Continued Vesting. For up to the twelve (12) month period following the Termination Date, provided that Executive makes himself available for reasonable consulting as requested by the Company during such period, Executive will be entitled to continued vesting of all outstanding equity awards in accordance with and subject to the terms and conditions of any equity agreements and governing plan documents applicable to Executive. This continued vesting will be in lieu of the payment and reimbursement provided for in Section 7.4 of the Employment Agreement.

If Executive does not sign this Agreement and return it to the Company within twenty-one (21) days of the date it was provided to Executive, or if Executive revokes this Agreement pursuant to Section 19, Executive will not be entitled to the Severance Benefits as described above. Executive hereby acknowledges and agrees that but for his execution of this Agreement, he would not be entitled to the Severance Benefits as set out herein.

3.        Payment in Full. Executive agrees and acknowledges the Severance Benefits are specific and sufficient consideration for the releases and covenants contained in this Agreement. Executive further represents and affirms that, except as set forth in this Agreement, he has been paid and/or received all leave (paid or unpaid), compensation, wages, bonuses, commissions, severance, and/or benefits to which he may be entitled for any and all work performed for the benefit of the Company, including but not limited to his work as an employee and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, severance and/or benefits are due, except as provided for in this Agreement. Executive specifically agrees and acknowledges that he is not an Eligible Employee as defined by the Amended and Restated Executive Severance Plan established by Iteris, Inc. on February 5, 2018 and amended and restated effective June 4, 2019 (the “Severance Plan”), and that the Severance Benefits described in this Agreement are in lieu of any Severance or Benefit Continuation provided for in the Severance Plan.

4.       Release of Claims. In consideration for the promises set forth in this Agreement, Executive, for himself and for his spouse, family, heirs, and anyone acting for him, including representatives, attorneys, executors, administrators, successors, insurers, and assigns, hereby releases, acquits, and forever discharges the Company, its past, present and future directors, officers, partners, representatives, shareholders, employees, agents, attorneys, parents, subsidiaries, affiliates, successors, predecessors and assigns, (the “Company Releasees”) or any of them, from any and all actions, causes of action, grievances, obligations, costs, expenses, damages, punitive damages, losses, claims, liabilities, suits, debts, demands, agreements, orders, benefits (including attorneys’ fees and costs actually incurred), or liabilities of whatever character, in law or in equity, known or unknown, suspected or unsuspected, matured or unmatured, asserted or not asserted, based on any act, omission, event, occurrence, or non-occurrence from the beginning of time through the Effective Date of this Agreement, including but not limited to any claims or causes of action arising out of or in any way relating to Executive’s employment, the termination of his employment with the Company, and/or any other occurrence arising before the Effective Date of this Agreement.

Separation and Release Agreement

This waiver and release includes, but is not limited to, claims that the Company and/or any of the Company Releasees:

a.       have violated or breached any personnel policies, handbooks, contracts of employment, the Employment Agreement, severance pay agreements (including but not limited to the Severance Plan) or covenants of good faith and fair dealing;

b.       have discriminated, harassed or retaliated against Executive on the basis of age, race, color, sex, national origin, ancestry, disability, religion, harassment, marital status, parental status, handicap, genetic information, source of income, veteran status, entitlement to benefits, or any other protected characteristic, in violation of any local, state or federal law, ordinance or regulation, including, but not limited to: Title VII of the Civil Rights Act of 1964; 42 U.S.C. § 1981; the Civil Rights Act of 1866, 1964, and 1991; the Age Discrimination in Employment Act as amended by the Older Workers’ Benefit Protection Act; the Americans With Disabilities Act of 1990; the Rehabilitation Act of 1973; the Worker Adjustment Retraining and Notification Act; the National Labor Relations Act; the Occupational Safety and Health Act of 1970; the Equal Pay Act of 1963; the Genetic Information Nondiscrimination Act of 2008; the Sarbanes-Oxley Act; the California Fair Employment and Housing Act; the California Equal Pay Law; the California Wage Theft Protection Act; California Healthy Workplaces, Healthy Families Act of 2014; the California Occupational Health and Safety Act of 1973; the California Family Rights Act; the California Political Activities Discrimination Law; the California Whistleblower Laws; California Government Code § 12900, et seq.; California Labor Code; California New Parent Leave Act; and the California Family and Medical Leave Act;

c.       have violated public policy or common law, including claims under state and federal law for retaliatory discharge, negligent hiring or supervision, breach of contract, wrongful termination, tort, personal injury, invasion of privacy, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, intentional interference with contract, negligence, detrimental reliance, loss of consortium to Executive or to any member of his family, and/or promissory estoppel;

d.       have failed to pay wages or otherwise violated any law governing the payment of wages or protection of workers seeking payment for work performed, including, but not limited to laws governing the payment of wages in the State of California, and any other federal, state or local statutory and/or common laws; and/or

e.       have violated any other federal, state or local law, ordinance or regulation, including, but not limited to the Employee Retirement Income Security Act of 1974 (ERISA), the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), and/or the Family and Medical Leave Act (FMLA).

Separation and Release Agreement

Excluded from this release are any claims which cannot be waived by law, including but not limited to the right to file a charge with or participate in an investigation conducted by the U.S. Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, the National Labor Relations Board or any other federal, state or local governmental agency charged with investigating complaints, whether based in employment discrimination, violations of laws governing the payment of wages, labor law violations or otherwise (collectively, “Governmental Agencies”), provided that Executive is waiving, however, his right to any monetary compensation, or other relief should Governmental Agencies pursue any claims on his behalf. Also excluded from this release are any claims for a breach of this Agreement.

Executive expressly agrees and understands that this release and waiver of claims is a GENERAL RELEASE, and that any reference to specific claims arising out of or in connection with his employment is not intended to limit the release and waiver of claims. Executive, his heirs, executors, beneficiaries, legal representatives and assigns, individually and/or in their beneficial capacity, further agree never to institute against the Company or any of the Company Releasees any lawsuit with respect to any claim or cause of action of any type which may have existed at any time prior to the Effective Date, provided that Executive may file a charge or complaint with or participate in an investigation conducted by a Governmental Agency as provided above. By signing this Agreement, Executive will waive any right he had to bring a lawsuit against any of the Company Releasees based upon any actions taken by any of the Company Releasees prior to the Effective Date, and he will have released the Company Releasees of any and all claims of any nature arising up to the Effective Date.

Executive acknowledges that Executive is aware that Executive may hereafter discover facts in addition to, or different from, those which Executive now knows or believes to be true, but it is Executive’s intention here, fully and finally and forever, to settle and to release any and all matters, disputes and differences, known or unknown, suspected or unsuspected, that do now exist, may exist or heretofore have existed with respect to those matters described above. Executive hereby acknowledges that this release applies both to known and unknown claims that may exist between Executive and the Company and the Company Releasees. Executive hereby expressly waives and relinquishes all rights and benefits that Executive may have under any state or federal statute or common law principle that would otherwise limit the effect of this Agreement to claims known or suspected prior to the date Executive executes this Agreement, and does so understanding and acknowledging the significance and consequences of such specific waiver. In addition, Executive hereby expressly understands and acknowledges that it is possible that unknown losses or claims exist or that present losses may have been underestimated in amount or severity, and Executive explicitly took that into account in giving this release.

Executive hereby waives any and all rights under Calif. Civil Code § 1542, which provides that:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Separation and Release Agreement

5.       No Filings. Executive represents and warrants that he has not filed or otherwise initiated any action, claim, charge, complaint or lawsuit against the Company or any of the Company Releasees, with any agency, court or Governmental Agency. By signing this Agreement, Executive agrees and acknowledges that he has no cause to believe that any violation of any local, state or federal law has occurred with respect to his employment or separation of employment from the Company, including but not limited to any violation of any federal, state municipal, foreign or international whistleblower or fraud law, statute or regulation. In addition, Executive further agrees and acknowledges that he is not aware of any conduct that would be unlawful under the False Claims Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, or any other compliance obligation.

6.       Confidentiality. Executive hereby represents and agrees that he will not (except as required by law) disclose information regarding the specific terms of this Agreement to anyone except his immediate family, his attorney and accountant or financial advisor as reasonably necessary.

7.       Covenants. Executive acknowledges and agrees that pursuant to the Employment Agreement, he is and remains bound by certain covenants set forth in Section 7 of the Employment Agreement (the “Covenants”). Executive acknowledges that the Covenants survive the termination of his employment and the termination of his service pursuant to the Employment Agreement and this Agreement. The Parties agree that the Covenants are incorporated by reference as if fully set forth herein and a breach of those provisions will also constitute a breach of this present Agreement. Nothing in this Agreement or in the Employment Agreement is intended to or will prohibit Employee from communicating with any Governmental Agency, or making a report in good faith and with a reasonable belief of any violations of law or regulation to a Governmental Agency, or from filing, testifying or participating in a legal proceeding relating to such violations, including making disclosures protected or required by any whistleblower law or regulation to the Securities and Exchange Commission, the Department of Labor, or any other appropriate government authority charged with the enforcement of any applicable laws. In the event Executive is required by law to disclose any Confidential Information as defined in the Employment Agreement, Executive will not be in violation of this Section of the Employment Agreement, provided that he (i) notifies the Company of the existence and terms of such obligation, (ii) gives the Company a reasonable opportunity to seek a protective or similar order to prevent or limit such disclosure, and (iii) only discloses that information actually required to be disclosed. Pursuant to the Federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

Separation and Release Agreement

8.       Post-Employment Cooperation. Executive agrees to fully cooperate with the Company in all matters relating to the winding up of his work, including but not limited to, any current or future litigation in which the Company is or becomes involved; provided that, any such requested cooperation will be reasonable and with due regard for Executive’s other commitments, and provided further that Executive will be entitled to reimbursement of necessary and approved expenses in rendering such cooperation. In addition, Executive will immediately return to the Company all personal property belonging to the Company that is in Executive’s possession or control, including, without limitation, all records, papers, files, drawings, notes, specifications, marketing materials, software, reports, proposals, equipment, or any other device, material, document or possession, however obtained. The return of Company property as described in this Section is an express requirement under this Agreement and a condition to Executive’s receipt of the Severance Benefits.

9.       No Admissions/No Representations. Executive understands, acknowledges and agrees that the release set out in Section 4 of this Agreement is a final compromise of any potential claims by Executive against the Company and the Company Releases. Executive further understands, acknowledges and agrees that the release set out in Section 4 of this Agreement in connection with his employment by and service to the Company is not an admission by the Company or the Company Releases that any such claims exist or that the Company or any of the Company Releases are liable for any such claims. The Parties each individually and independently acknowledge that, except as expressly set forth herein, no representation of any kind or character has been made to induce the execution of this Agreement. The Parties individually warrant for themselves that each is competent to execute this Agreement and accepts full responsibility therefore. The Parties further agree that this Agreement shall be deemed to have been prepared by the Parties jointly, and no ambiguity shall be resolved against any Party on the premise that it was responsible for drafting this Agreement, in whole or in part.

10.       Non-Disparagement. Executive agrees not to publicly or privately criticize, denigrate, or disparage or make any statements or remarks that have the intended or foreseeable effect of harming the reputation of the Company and/or any of its present and former directors, officers, partners, representatives, shareholders, employees, agents, attorneys, insurers, parents, subsidiaries, affiliates, successors, predecessors and assigns through any means of communication, including, but not limited to, print or broadcast media or any Internet communication outlet; provided, however, nothing in this Agreement prohibits Executive from providing truthful information and/or testimony in connection with any investigation or proceeding conducted by Governmental Agencies.

11.       Relief and Enforcement. Executive understands and agrees that any breach of this Agreement by him will relieve the Company of its obligation to provide the Severance Benefits. Executive also understands and agrees that if he violates the terms of Sections 4, 5, 6, 7, 8 or 10 of this Agreement, he will cause injury to the Company (and/or one or more of the Company Releasees) that will be difficult to quantify or repair, so that the Company (and/or the Company Releasees) will have no adequate remedy at law. Accordingly, Executive agrees that if he violates Sections 4, 5, 6, 7, 8 or 10 of this Agreement, the Company (or the Company Releasees) will be entitled as a matter of right to obtain an injunction from a court of law, restraining him from any further violation of this Agreement. The right to an injunction is in addition to and not in lieu of any other remedies that the Company (or the Company Releasees) has at law or in equity.

Separation and Release Agreement

12.       Voluntary Execution. By signing below, Executive acknowledges that he has read the foregoing Agreement, that he understands its contents and that he has relied upon or had the opportunity to seek the legal advice of his attorney, who is the attorney of his own choosing.

13.       Reservation of Rights/Waiver. Both Parties reserve the right to sue for breach of contract in the event that there is a breach of the covenants and/or obligations set forth herein. The failure of either Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

14.       Choice of Law. This Agreement shall be governed by and interpreted under the laws of the State of California without regard for any conflict of law principle that would dictate the application of the laws of another jurisdiction.

15.       Entire Agreement/Severability. This Agreement (inclusive of the surviving provisions of the Employment Agreement) contains the entire, final expression of the agreement and understanding by and between the Parties with respect to the matters herein referred to, and it is a complete and exclusive statement of the terms thereof. This Agreement shall supersede all prior understandings, oral and written, hereto before had between the Parties with respect to the subject matter hereof. No amendments, representations, promises, agreements, or understandings, written or oral, not herein contained shall be valid or binding unless the same is in writing and signed by both Parties. Should any provision of this Agreement be declared or be determined by any agency or court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not a part of this Agreement.

16.       Binding Nature of Agreement. This Agreement shall inure to the benefit of and shall be binding upon Executive, his heirs, administrators, representatives, executors, successors and assigns and upon the successors and assigns of the Company.

17.       Headings. The headings of the sections of this Agreement are for convenience only and are not binding on any interpretation of this Agreement.

18.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Separation and Release Agreement

19.       Review and Effective Date.

a.       Agreement is Knowing and Voluntary. Executive understands, agrees and acknowledges that he:

1.       has carefully read and/or had read to him and fully understands all of the provisions of this Agreement;

2.        knowingly and voluntarily agrees to all of the terms set forth in this Agreement;

3.       knowingly and voluntarily intends to be legally bound by the same; and

4.       was advised, and hereby is advised in writing, to consider the terms of this Agreement and consult with an attorney of Executive’s choice prior to executing this Agreement.

b.       21-Day Consideration Period. Executive acknowledges that the Company has offered him twenty-one (21) days to consider the terms and conditions of this Agreement and to decide whether to sign and enter into this Agreement. In the event that Executive elects to sign this Agreement prior to the expiration of the twenty-one (21) day period, he acknowledges that in doing so, he will voluntarily waive the balance of the twenty-one (21) days permitted. Executive understands and agrees that any change to the initially drafted terms of this Agreement are not material and will not restart the running of this twenty-one (21) day period.

c.       7-Day Revocation Period. Executive has seven (7) days after his execution of this Agreement to revoke his acceptance of it (the “Revocation Period”). Any such revocation must be made in writing to be received by Jeff McDermott by the close of business on the seventh (7th) day following Executive’s signature to be effective. The Parties acknowledge and agree that this Agreement is neither effective nor enforceable and neither Party is obligated to perform the promises contained herein in the event that the Agreement is revoked or until expiration of the seven (7) day revocation period, the “Effective Date” of this Agreement. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of this Agreement, directly or indirectly, result in the Executive designating the calendar year of payment of an amount that is subject to Section 409A, and if a payment that is subject to execution of this Agreement and is subject to Section 409A could be made in more than one taxable year, payment will be made in the later taxable year to the extent required to comply with Section 409A.

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Separation and Release Agreement

THE PARTIES EACH ACKNOWLEDGE FOR THEMSELVES THAT THEY EACH HAVE CAREFULLY READ THE FOREGOING SEPARATION AND RELEASE AGREEMENT, AND FULLY UNDERSTAND EACH OF ITS TERMS. THE PARTIES FURTHER ACKNOWLEDGE FOR THEMSELVES THAT EACH HAS FULL KNOWLEDGE AND UNDERSTANDING OF THE AGREEMENT’S LEGAL CONSEQUENCES AND EACH INTENDS TO BE BOUND BY SAME.

Dated:	December 5, 2019	/s/ Andrew Schmidt
ANDREW SCHMIDT

Dated:	December 9, 2019	ITERIS, INC.

/s/ Jeff McDermott
By: Jeff McDermott
Title: Senior VP, Human Resources

Separation and Release Agreement